UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 28, 2007

Minn-Dak Farmers Cooperative
(Exact name of Registrant as Specified in its Charter)

North Dakota
(State Or Other Jurisdiction Of Incorporation)

33-94644	23-7222188
(Commission File Number)	(I.R.S. Employer Identification No.)

7525 Red River Road Wahpeton, ND	58075
(Address Of Principal Executive Offices)	(Zip Code)

(701) 642-8411
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and Sections 6 through 9 are not applicable and therefore omitted.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2007, Minn-Dak Farmers Cooperative (the “Company”) and David H. Roche, the Company’s Chief Executive Officer, executed a renewal agreement (the “Renewal”) to his existing employment agreement with the Company dated March 1, 2001 (the “Employment Agreement”).

Under the terms of the Renewal, the term of the Employment Agreement was extended for an additional one-year period to August 31, 2008 and Mr. Roche’s annual base salary was increased to $333,700 for the one one-year period ended August 31, 2008. The Renewal also operated as an amendment to the termination provisions of the Employment Agreement. Under the Employment Agreement as modified by the Renewal, Mr. Roche’s employment may be terminated by either party upon 90 days’ advance notice, by the Company for “material breach” or “just cause” (as those terms are defined in the Renewal) and upon Mr. Roche’s death or disability. Under the Renewal, if the Company terminates Mr. Roche’s employment without cause, the Company will pay Mr. Roche’s then-current base salary for a period of 12 months, conditioned upon receipt of a general release and compliance with provisions of the Renewal relating to confidentiality of Company information. This post-employment payment does not apply to termination of Mr. Roche’s employment by Mr. Roche, by the Company for cause, or by reason of death or disability. The Renewal also added a provision to the Employment Agreement by which Mr. Roche agrees to keep confidential certain Company information during the term of his employment with the Company and following termination of employment.

The above summaries of the Renewal and the Employment Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the respective texts of the Employment Agreement and the Renewal. The Employment Agreement is included as Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended August 31, 2001 and is incorporated by reference into this Item 5.02. The Renewal will be included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINN-DAK FARMERS COOPERATIVE

By:	/s/ David H. Roche
David H. Roche President and Chief Executive Officer

Date:  August 31, 2007